As filed with the Securities and Exchange Commission on September 27, 2019, Registration No. 333-182433

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WESTAMERICA BANCORPORATION

(Exact name of registrant as specified in its charter)

California	94-2156203
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

      1108 Fifth Avenue, San Rafael, California 94901

(Address of principal executive offices)           (Zip Code)

Westamerica Bancorporation 2019 Omnibus Equity Incentive Plan
2012 Amended and Restated Westamerica Bancorporation Stock Option Plan of 1995

(Full title of plan)

David L. Payne

Chairman, President and Chief Executive Officer

Westamerica Bancorporation

1108 Fifth Avenue

     San Rafael, CA 94901
 (Name and address of agent for service)

      (707) 863-6000
(telephone number, including are code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value	1,500,000(1)(2)	$(3)	$(3)	$(3)

(1) In addition to the common stock set forth in the table, the amount to be registered includes an indeterminate number of shares issuable pursuant to stock splits and stock dividends in accordance with Rule 416.

(2) As described in the Explanatory Note below, this Post-Effective Amendment is being filed to provide that a portion of the shares originally registered for issuance under the registrant’s 2012 Amended and Restated Stock Option Plan of 1995 may instead be issued under the registrant’s 2019 Omnibus Equity Incentive Plan.

(3) Previously paid. Pursuant to SEC Compliance and Disclosure Interpretation 126.43 no additional registration fee is required.

EXPLANATORY NOTE

The registrant first filed this Form S-8 with the Securities and Exchange Commission (the “Commission”) to register 1,500,000 shares potentially issuable as awards under its 2012 Amended and Restated Stock Option Plan of 1995 (the “2012 Plan”). On April 25, 2019, the registrant’s shareholders approved the Westamerica Bancorporation 2019 Omnibus Equity Incentive Plan (the “2019 Plan”), which authorizes the issuance of up to 1,235,898 shares of common stock comprised of (1) 750,000 shares of common stock initially reserved for issuance under the 2019 Plan and (2) 485,898 additional shares of common stock that were previously available for new awards under the 2012 Plan (the “Transferred Shares”). With the adoption of the 2019 Plan, the 485,898 Transferred Shares, which were registered on the originally filed Form S-8, are now available for grant under the 2019 Plan and not the 2012 Plan.

The registrant is filing this Post-Effective Amendment No. 1 to Form S-8 pursuant to SEC Compliance and Disclosure Interpretation 126.43 so that the Form S-8 covers the 485,898 Transferred Shares as issuable under the 2019 Plan. The registrant is filing a separate Registration Statement covering the 750,000 shares initially reserved for issuance under the 2019 Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS.

Documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933 and will not be filed with the Commission as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act and are available without charge, upon oral or written request, to: Westamerica Bancorporation, 1108 Fifth Avenue, San Rafael, California 94901.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Westamerica Bancorporation (“the Company”) hereby incorporates by reference in this Registration Statement the following documents:

(a)       the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Commission on February 28, 2019;

(b)       the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 (as filed with the Commission on May 6, 2019) and June 30, 2019 (as filed with the Commission on August 5, 2019);

(c)       the Company’s Current Reports on Form 8-K filed with the Commission on January 3, January 24, April 25, April 29, June 28 and July 25, 2019 (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable Commission rules); and

(d)       The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A, as filed with the Commission on January 8, 1987, as amended on September 29, 1989, March 23, 1995, November 19, 1999 and December 22, 2004.

All documents subsequently filed (but not those documents or portions thereof furnished but not filed, unless otherwise stated in such filings) by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

Section 317 of the California Corporations Code authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors, officers, employees and other agents of the corporation (“Agents”) in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Article VII of the Company’s Restated Articles of Incorporation, as amended, authorizes the Company to indemnify its Agents, through bylaw provisions, agreements, votes of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the Company and its shareholders. Article VII also authorizes the Company to provide insurance for Agents provided that, in cases where the Company owns all or a portion of the shares of the company issuing the insurance policy, such company and/or the policy must meet certain conditions set forth in Section 317. Article V of the Company’s Bylaws provides for mandatory indemnification of each director of the Company except as prohibited by law.

The Company maintains a directors and officers liability insurance policy that indemnifies the Company’s directors and officers against certain losses in connection with claims made against them for certain wrongful acts. In addition, the Company has entered into separate indemnification agreements with its directors and officers that require the Company, among other things, (i) to maintain directors’ and officers’ insurance in reasonable amounts in favor of such individuals, and (ii) to indemnify them against certain liabilities that may arise by reason of their status or service as Agents of the Company to the fullest extent permitted by California law.

The Company has entered into indemnification agreements with it directors and executive officers. These agreements require the Company to, among other things, (i) to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, subject to certain exceptions and limitations and (ii) to advance the expenses such directors or executive officers may incur as a result of or in connection with the defense of any proceeding brought against them as to which they could be indemnified, subject to an undertaking by the indemnified party to repay such advances if it is ultimately determined that he or she is not entitled to indemnification.

The foregoing summaries are necessarily subject to the complete text of the statute, the Articles, the Bylaws and the agreements referred to above and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index to this filing, which is incorporated by reference.

Item 9. Undertakings.

(a)       Rule 415 Offering.

The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (section 230.424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fees” table in the effective Registration Statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfield, State of California, on September 27, 2019.

WESTAMERICA BANCORPORATION
(Registrant)

By	/s/ David L. Payne
David L. Payne
Chairman, President and Chief Executive Officer

The officers and directors of Westamerica Bancorporation whose signatures appear below hereby constitute and appoint David L. Payne and John “Robert” Thorson, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do everything necessary to accomplish the foregoing, as fully to all intents and purposes as he or she might or could do in person, and each of the undersigned does hereby ratify and confirm all that each of said attorneys and agents, or their substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant in the capacities and on the date indicated.

/s/ David L. Payne	Chairman, President and Chief Executive Officer	September 27, 2019
David L. Payne	(Principal Executive Officer)

/s/ John “Robert” Thorson	Senior Vice President and Chief Financial Officer	September 27, 2019
John “Robert” Thorson	(Principal Financial and Accounting Officer)

/s/ Etta Allen	Director	September 27, 2019
Etta Allen

/s/ Louis E. Bartolini	Director	September 27, 2019
Louis E. Bartolini

/s/ E. Joseph Bowler	Director	September 27, 2019
E. Joseph Bowler

/s/ Michele Hassid	Director	September 27, 2019
Michele Hassid

/s/ Catherine C. MacMillan	Director	September 27, 2019
Catherine C. MacMillan

/s/ Ronald A. Nelson	Director	September 27, 2019
Ronald A. Nelson

/s/ Edward B. Sylvester	Director	September 27, 2019
Edward B. Sylvester

EXHIBIT LIST

Exhibit	Description

4.1	Westamerica Bancorporation 2019 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 4 to the registrant’s Form S-8 filed on September 27, 2019)

4.2	2012 Amended and Restated Westamerica Bancorporation Stock Option Plan of 1995*

5.1	Opinion as to the legality of the securities issuable under the Westamerica Bancorporation 2019 Omnibus Equity Incentive Plan

5.2	Opinion as to the legality of securities issuable under the 2012 Amended and Restated Westamerica Bancorporation Stock Option Plan of 1995*

23.1	Consent of Sheppard Mullin Richter & Hampton, LLP (included in Exhibit 5.1)

23.2	Consent of Crowe LLP

24	Power of Attorney (included in signature page)

* Previously filed